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                                                                    Exhibit 10.1



March 19, 1999



Mr. Nadir Desai
83 Oakhurst Drive
Thornhill, Ontario L4J 8H2
CANADA

Dear Mr. Desai:

This agreement confirms your employment by PSINet Inc. (the "Company"), and sets forth the terms and conditions which shall govern such employment as outlined below. This agreement amends the terms of your employment agreement dated January 17, 1996.

1.  EMPLOYMENT:

    a) The Company hereby employs you as Senior Vice President of the Company and President, Canada and Latin America reporting to the President and Chief Operating Officer of the Company. This is a corporate position and as an officer of the Company you must stand for election by the Board of Directors each year. You accept the employment and agree to remain in the employ of the Company, and, except during vacation periods and sickness, to provide during standard business hours a minimum of forty hours per week of management services to the Company, as determined by and under the direction of the President and Chief Operating Officer of the Company or his designee.

     b) During your employment you will, except during vacations, periods of illness, and other absences beyond your reasonable control, devote your best efforts, skill and attention to the performance of your duties on behalf of the Company.

2. TERM OF EMPLOYMENT: The term of the employment shall continue for a period of one (1) year from the date hereof.

3. COMPENSATION: BASE SALARY. The Company shall pay you a base salary at the rate of $225,000 (US) per annum for 1999. You will also be eligible for an annual bonus of up to fifty percent (50%) of your base salary. The amount of
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Nadir Desai
March 19, 1999

     annual bonus payable to you will be subject to the successful completion of objectives established for your performance, which shall be determined by the President of the Company. Your base salary shall be payable in such installments as the Company regularly pays its other salaried employees, subject to such deductions and withholdings as may be required by law or by further agreement with you.



4.   EMPLOYEE BENEFITS:

     a) You shall be provided employee benefits, including (without limitation) retirement savings, revenue bonus plan participation, four (4) weeks' paid vacation, and life, health, accident and disability insurance under the Company's plans, policies and programs available to employees in accordance with the provisions of such plans, policies, and programs.

     b) The Company plans to implement a company car policy for which you would be eligible. Until such a policy is implemented, the Company will cover the rental or short term leasing cost (through normal expense reimbursement) of a suitable executive vehicle up to the value of Seven Hundred Fifty Dollars ($750.00) per month.

     c) In the event you are required to move, the Company will provide to you relocation benefits in accordance with applicable Company policy.

     d) The Company has paid your tuition costs in connection with your completion of the MBA program at Duke University. In the event that you terminate your employment with the Company prior to the expiration of three (3) years from the completion of such program, you agree to reimburse the Company for all such tuition and related costs paid by it with interest at the rate of ten percent (10%) per annum within twelve months of your termination.

5.   TERMINATION:

     a) Your employment with the Company may be terminated by the Company at any time for "Cause" as defined in Section 5(c) hereof. Upon such termination, the Company will provide written notice whether it has elected to use the non-Competition restrictions set forth in Section 6(a) hereof. Your employment may also be terminated by the Company at any time without Cause provided the Company shall have given you thirty
         (30) days' prior written notice of such termination. That written notice must state whether the Company has elected to use the non-competition restriction (which decision

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Nadir Desai
March 19, 1999

         may not be rescinded). If you are terminated without cause, you will be paid twenty-six (26) weeks of severance, plus a pro-rata bonus and benefits will continue for the same period. In addition, your employment may be terminated by you at any time for any reason, provided you shall have given the Company at least thirty (30) days' prior written notice of such termination. By the 30th day the Company must notify you in writing whether it has elected to use the non-Competition restriction. Such decision may not be rescinded. Failure of the Company to so notify you shall result in the non-Competition restriction not being in place.

     b) Subject to your compliance with your obligations under Section 6 hereof, in the event that your employment terminates or is terminated by you or the Company for any reason other than for cause, and the Company has elected to use the non-Competition restriction, you shall be entitled, for a period of twenty-four (24) months after termination of employment, to the following (collectively, the "Termination Payments"): (i) your then-current rate of base salary as provided in
         Section 3; and (ii) all life insurance and health benefits, disability insurance and benefits and reimbursement theretofore being provided to you.

     c) The Company shall have "Cause" for your termination of your employment by reason of any breach of your agreement not to compete pursuant to
         Section 6 hereof, your committing an act materially adversely affecting the Company which constitutes wanton or willful misconduct, your conviction of a felony, your voluntary resignation, or any material breach by you of this agreement.

6.   AGREEMENT NOT TO COMPETE:

     a) In consideration of your employment pursuant to this agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you covenant to and agree with the Company that, so long as you are employed by the Company under this agreement and for a period of twenty-four (24) months following the termination of such employment (but only if the Company has elected to enforce the restriction, you shall not, without the prior written consent of the Company, either for yourself or for any other person, firm or corporation, manage, operate, control, participate in the management, operation or control of or be employed by any other person or entity which is engaged in providing Internet-related network or communications services competitive with the Internet-related network or communication services offered to customers by the Company, as of the date of termination or within six (6) months

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Nadir Desai
March 19, 1999

         thereafter. The foregoing shall in no event restrict you from: (i) writing or teaching, whether on behalf of for-profit, or not-for-profit institution(s); (ii) investing (without participating in management or operation) in the securities of any private or publicly traded corporation or entity; or (iii) after termination of employment, becoming employed by a hardware, software or other vendor to the Company, provided that such vendor does not offer network or communication services that are competitive with the Internet-related network or communications services offered by the Company as of the date of termination of employment or within six (6) months thereafter.

     b) You may request permission from the Company's Board of Directors to engage in activities which would otherwise be prohibited by Section 6(a). The Company shall respond to such request within thirty (30) days after receipt. The Company will notify you in writing if it becomes aware of any breach or threatened breach of any of the provisions in
         Section 6(a), and you shall have thirty (30) days after receipt of such notice in which to cure or prevent the breach, to the extent that you are able to do so. You and the Company acknowledge that any breach or threatened breach by you of any of the provisions in Section 6(a) above cannot be remedied by the recovery of damages, and agree that in the event of any such breach or threatened breach which is not cured with such thirty (30) day period, the Company may pursue injunctive relief for any such breach or threatened breach. If a court of competent jurisdiction determines that you breached any of such provisions, you shall not be entitled to any Termination Payments from and after date of the breach. In such event, you shall promptly repay any Termination Payments previously made plus interest thereon from the date of such payment(s) at twelve percent (12%) per annum. If, however, the Company has suspended making such Termination Payments and a court of competent jurisdiction finally determines that you did not breach such provision or determines such provision to be unenforceable as applied to your conduct, you shall be entitled to receive any suspended Termination Payment, plus interest thereon from the date when due at twelve percent (12%) per annum. The Company may elect (once) to continue paying the Termination Payments before a final decision has been made by the court.

7. INTELLECTUAL PROPERTY; Ownership of Work Product. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by you during the course of performing the Company's work (collectively the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code.

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Nadir Desai
March 19, 1999

     You automatically assign, and shall assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest you may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of the Company, you shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

8.   TRANSFERABILITY:

     a) As used in this agreement, the term "Company" shall include any successor to all or part of the business or assets of the Company who shall assume and agree to perform this agreement.

         This agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

     b) Except as provided under paragraph (a) of this Section 8, neither this agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

9. SEVERABILITY: The invalidity or unenforceability of any particular provision of this agreement shall not affect the other provisions hereof, and this agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If a court of competent jurisdiction determines that any particular provision of this agreement is invalid or unenforceable, the court shall restrict the provision so as to be enforceable. However, if the provisions of Section 6 shall be restricted, a proportional reduction shall be made in the payments under Section 5b.

10. ENTIRE AGREEMENT; WAIVERS: This agreement contains the entire agreement of the parties concerning the subject matter hereof and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written. No waiver or modification of any provision of this agreement shall be effective unless in writing and signed by both parties.

11. NOTICES: Any notices, requests, instruction or other document to be given hereunder shall be in writing and shall be sent certified mail, return receipt requested, addressed to the party intended to be notified at the address of such

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Nadir Desai
March 19, 1999

     party as set for at the head of this agreement or such other address as such party may designate in writing to the other.

12. GOVERNING LAW: THIS AGREEMENT SHALL BE SUBJECT TO, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. INSOFAR AS MAY BE EFFECTED UNDER SUCH LAWS, REFERENCE TO GUIDING PRINCIPLES AND BINDING RULES SHALL BE MADE TO THE LAW OF THE STATE OF NEW YORK, UNITED STATES, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

13. COUNTERPARTS: This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument.

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Nadir Desai
March 19, 1999



  DESAI EMPLOYMENT AGREEMENT SIGNATURE PAGE


     Please confirm your agreement with the forgoing by signing and returning one copy of this agreement to the undersigned, whereupon this agreement shall become a binding agreement between you and the Company.

Sincerely,

PSINet Inc.



By: /s/ Harold S. Wills
    ------------------------------------------------------
    Harold S. Wills, President and Chief Operating Officer



Accepted and Agreed to as of the day first above written:



By: /s/ Nadir Desai
    ---------------
    Nadir Desai

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